EXHIBIT 21.1

TRONY SOLAR HOLDINGS COMPANY LIMITED

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Grand Sun International Investment Limited	Hong Kong
Shenzhen Trony Science and Technology Development Co., Ltd.	China